Exhibit 99.2

Updated Information Related to Tax Audits
(The Coca-Cola Company (the "Company") is involved in various tax matters which have uncertain outcomes. The Company generally provides updates to tax matters in its periodic reports with the Securities and Exchange Commission (the “SEC”). The following is an update to disclosures regarding tax audits that were included in Note 8: Commitments and Contingencies of Notes to Condensed Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 2020, filed on October 22, 2020).
On September 17, 2015, the Company received a Statutory Notice of Deficiency (the "Notice") from the Internal Revenue Service ("IRS") seeking approximately $3.3 billion of additional federal income tax for years 2007-2009. In the Notice, the IRS stated its intent to reallocate over $9 billion of income to the U.S. parent company from certain of its foreign affiliates that the U.S. parent company licensed to manufacture, distribute, sell, market, and promote its products in certain non-U.S. markets.
The Notice concerned the Company's transfer pricing between its U.S. parent company and certain of its foreign affiliates. IRS rules governing transfer pricing require arm's-length pricing of transactions between related parties such as the Company’s U.S. parent and its foreign affiliates.
To resolve the same transfer pricing issue for the tax years 1987-1995, the Company and the IRS had agreed in 1996 on an arm's-length methodology for determining the amount of U.S. taxable income that the U.S. parent company would report as compensation from its foreign licensees. The Company and the IRS memorialized this accord in a closing agreement resolving that dispute (the "Closing Agreement"). The Closing Agreement provided that, absent a change in material facts or circumstances or relevant federal tax law, in calculating the Company's income taxes going forward, the Company would not be assessed penalties by the IRS for using the agreed-upon tax calculation methodology that the Company and the IRS agreed would be used for the 1987-1995 tax years.
The IRS audited and confirmed the Company's compliance with the agreed-upon Closing Agreement methodology in five successive audit cycles for tax years 1996-2006.
The September 17, 2015 Notice from the IRS retroactively rejected the previously agreed-upon methodology for the 2007-2009 tax years, in favor of an entirely different methodology, without prior notice to the Company. Using the new tax calculation methodology, the IRS reallocated over $9 billion of income to the U.S. parent company from its foreign licensees for tax years 2007-2009. Consistent with the Closing Agreement, the IRS did not assert penalties, and it has yet to do so.
The IRS designated the Company's matter for litigation on October 15, 2015. Litigation designation is an IRS determination that forecloses to a company any and all alternative means for resolution of a tax dispute. As a result of the IRS' designation of the Company's matter for litigation, the Company was forced either to accept the IRS' newly imposed tax assessment and pay the full amount of the asserted tax or litigate the matter in the federal courts. The matter remains subject to the IRS' litigation designation, preventing the Company from any attempt to settle or otherwise mutually resolve the matter with the IRS.
The Company consequently initiated litigation by filing a petition in the U.S. Tax Court ("Tax Court") in December 2015, challenging the tax adjustments enumerated in the Notice.
Prior to trial, the IRS increased its transfer pricing adjustment by $385 million, resulting in an additional tax adjustment of $135 million. The Company obtained a summary judgment in its favor on a different matter related to Mexican foreign tax credits, which thereafter effectively reduced the IRS' potential tax adjustment by approximately $138 million.
The trial was held in the Tax Court from March through May 2018, and final post-trial briefs were filed and exchanged in April 2019.
On November 18, 2020, the Tax Court issued an opinion (the "Opinion") in which it predominantly sided with the IRS but agreed with the Company that dividends previously paid by the foreign licensees to the U.S. parent company in reliance upon the Closing Agreement should continue to be allowed to offset royalties, including those that would become payable to the Company in accordance with the Opinion. The Tax Court reserved ruling on the effect of Brazilian legal restrictions on the payment of royalties by the Company's licensee in Brazil until after the Tax Court issues its opinion in the separate case of 3M Co. & Subs. v. Commissioner, T.C. Docket No. 5816-13 (filed March 11, 2013). Once the Tax Court issues its opinion in 3M Co. & Subs. v. Commissioner, the Company expects the Tax Court thereafter to render another opinion, and ultimately a final decision, in the Company's case.

The Company believes that the IRS and the Tax Court misinterpreted and misapplied the applicable regulations in reallocating income earned by the Company's foreign licensees to increase the Company's U.S. tax. Moreover, the Company believes that the retroactive imposition of such tax liability using a calculation methodology different from that previously agreed-upon by the IRS and the Company, and audited by the IRS for over a decade, is unconstitutional. The Company intends to assert its claims on appeal and vigorously defend its position.
In determining the amount of tax reserve to be recorded as of December 31, 2020, the Company completed the required two-step evaluation process prescribed by Accounting Standards Codification 740, Accounting for Income Taxes. In doing so, we consulted with outside advisors and we reviewed and considered relevant laws, rules, and regulations, including, though not limited to, the Opinion and relevant caselaw. We also considered our intention to vigorously defend our positions and assert our various well-founded legal claims via every available avenue of appeal. We concluded, based on the technical and legal merits of the Company's tax positions, that it is more likely than not the Company's tax positions will ultimately be sustained on appeal. In addition, we considered a number of alternative transfer pricing methodologies, including the methodology asserted by the IRS and affirmed in the Opinion ("Tax Court Methodology"), that could be applied by the courts upon final resolution of the litigation. Based on the required probability analysis, we determined the methodologies we believe the federal courts could ultimately order to be used in calculating the Company's tax. As a result of this analysis, we recorded a tax reserve of $438 million for the year ended December 31, 2020, related to the application of the resulting methodologies as well as the different tax treatment applicable to dividends originally paid to the U.S. parent company by its foreign licensees, in reliance upon the Closing Agreement, that would be recharacterized as royalties in accordance with the Opinion and the Company's analysis.
While the Company strongly disagrees with the IRS' positions and the portions of the Opinion affirming such positions, it is possible that some portion or all of the adjustment proposed by the IRS and sustained by the Tax Court could ultimately be upheld. In that event, the Company would likely be subject to significant additional liabilities for the years at issue, and potentially also for subsequent periods, which could have a material adverse impact on the Company's financial position, results of operations, and cash flows.
The Company calculated the potential tax impact of applying the Tax Court Methodology to reallocate income from foreign licensees potentially covered within the scope of the Opinion, assuming such methodology was ultimately to be upheld by the courts, and the IRS were to decide to apply that methodology to subsequent years, with consent of the federal courts. This impact would include taxes and interest accrued through December 31, 2020 for the 2007-2009 litigated tax years and for subsequent tax years from 2010-2020. The calculations incorporated the estimated impact of correlative adjustments to the previously accrued transition tax payable under the Tax Cuts and Jobs Act of 2017. The Company currently estimates that the potential aggregate incremental tax and interest liability could be approximately $12 billion. Additional interest would continue to accrue until the time any such potential liability, or portion thereof, is paid. The Company currently projects that the impact of the continued application of the Tax Court Methodology in future years, assuming similar facts and circumstances as of December 31, 2020, would result in an incremental annual tax liability that would increase the Company's effective tax rate by approximately 3.5 percent.
The Company does not know when the Tax Court will issue its opinion regarding the effect of Brazilian legal restrictions on the payment of royalties by the Company's licensee in Brazil for the 2007-2009 tax years. After the Tax Court issues its opinion on the Company's Brazilian licensee, the Company and the IRS will be provided time to agree on the tax impact, if any, of both opinions, after which the Tax Court would render a final decision in the case. The Company will have ninety days thereafter to file a notice of appeal to the United States Court of Appeals for the Eleventh Circuit and pay the tax liability and interest related to the 2007-2009 tax period. The Company currently estimates that the payment to be made at that time related to the 2007-2009 tax period, which is included in the above estimate of the potential aggregate incremental tax and interest liability, would be approximately $4.6 billion (including interest accrued through December 31, 2020), plus any additional interest accrued through the time of payment. Some or all of this amount would be refunded if the Company were to prevail on appeal.

Forward-Looking Statements
This exhibit may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of the COVID-19 pandemic on our business; obesity and other health-related concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to realize the economic benefits of our reorganization and related reduction in workforce; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the IRS; increased or new indirect taxes in the United States and throughout the world; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; unfavorable outcome of litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change and legal or regulatory responses thereto; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequently filed Quarterly Reports on Form 10-Q and other reports, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.